Exhibit 99.1

SignPath Pharma Reports Key Toxicity Findings for its Lipocurc™ Cancer Treatment and Plans Phase Ib and Phase II Trials

Quakertown, Pennsylvania – August 14, 2012 - SignPath Pharma Inc., a biotechnology company whose lead compound, Lipocurc™ addresses multiple billion-dollar markets in the treatment of cancer, neurodegenerative disease, diabetes and drug induced cardio toxic applications, announced today that its Phase Ia dose-finding studies of intravenous Liposomal Curcumin in healthy volunteers have determined toxicity levels. The placebo controlled investigational trials are being conducted in Europe under the auspices of the European Medical Authority (EMA) and the ethical committee of the Medical University of Vienna Austria. This Phase 1a clinical trial has been registered in www.trials.gov.

To date, 41 subjects in cohorts of four or five have received ascending doses of liposomal curcumin ranging from 10mg/M2 to 400mg/M2. The latter dose subjects developed reversible hemolytic toxicity with red blood cell swelling, anemia, and compensatory reticulocytosis, defining a maximal tolerated dose (MTD). SignPath plans to treat an additional  cohort of subjects at a preceding dose level to affirm a non-toxic dose starting  August 16th.
Using the latter dose as an MTD, SignPath plans to conduct a Phase 1b clinical trial in cancer patients with the Central European Society for Anticancer Research (CESAR) in Austria in October 2012. Following a tolerable dose in cancer patients, SignPath plans to initiate Phase 2 clinical trials in lung and/or pancreatic cancer with CESAR in Austria, Germany, and Switzerland in December 2012/January 2013.

About Signpath Pharma

Signpath Pharma is a development stage biotechnology company founded in 2006. Its lead compound is 99.2% pure synthesized curcumin (diferuloylmethane). Curcumin has an extensive and long history in humans as part of a mixture of naturally occurring curcuminoids in extracts of the root of the Curcuma longa  Linn. plant.

CONTACT:	Dr. Lawrence Helson	Bruce Meyers
	Signpath Pharma Inc.	Meyers Associates L.P.
	1375 California Road	45 Broadway, 2nd Floor
	Quakertown, P.A. 18951	New York, N. Y. 10006
	(215) 583-9996	(212) 742-4200